[LETTERHEAD OF LATHAM & WATKINS]







                        December 1, 1999










SRFG, Inc.                              Sears, Roebuck and Co.
3711 Kennett Pike                       3333 Beverly Road
Greenville, Delaware  19807             Hoffman Estates, Illinois  60179

          Re:  Sears Credit Account Master Trust II
               Registration Statement on Form S-3

Ladies and Gentlemen:

          In connection with the filing of the registration statement on Form S-3 with the Securities and Exchange Commission on December 2, 1999 (the "Registration Statement") by SRFG, Inc. (formerly Sears Receivables Financing Group, Inc.) ("SRFG") relating to the Sears Credit Account Master Trust II (the "Trust"), you have requested our opinion regarding the description of the material tax consequences related to the issuance of investor certificates of a series (the "Offering)" as described in the prospectus (the "Prospectus") included in the Registration Statement. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Prospectus.

          Our opinion is based on our examination of the Prospectus, the Prospectus Supplement, the Pooling and Servicing Agreement dated as of July 31, 1994, as amended, among Sears, Roebuck and Co. ("Sears") as Servicer, SRFG as Seller and Bank One, National Association (formerly The First National Bank of Chicago) as Trustee, and such other documents, instruments and information as we considered necessary. Our opinion also is based on (i) the assumption that neither the Trustee nor any affiliate thereof will become either the Servicer or the delegee of the Servicer; (ii) the assumption that all agreements relating to the issuance of the investor certificates and the creation of the Trust will remain in full force and effect; (iii) currently applicable provisions of the federal income tax laws, including the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice; (iv) currently applicable provisions of the income tax laws of Illinois, including regulations, judicial and other authority that we consider relevant; and (v) legal opinions rendered by local tax counsel retained by Sears and SRFG relating to the income and/or franchise tax laws of Arizona, Delaware, Georgia, Ohio and Texas (upon which we have relied for purposes of rendering our opinion with respect to the laws of such states).

          We also note that the documents reviewed do not relate to a specific transaction. Accordingly, the above-referenced description of material tax consequences of the Offering may, under certain circumstances, require modification in the context of a specific transaction.

          Based on the foregoing, it is our opinion that, as of the date hereof, the statements in the Prospectus under the captions "Federal Income Tax Consequences" and "State Tax Consequences," to the extent that they constitute matters of law or legal conclusions with respect thereto, are a fair and accurate summary of the material tax consequences of the Offering, under existing law and the assumptions stated therein.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name under the captions "Federal Income Tax Consequences" and "State Tax Consequences" in the Prospectus included in the Registration Statement.

                                Very truly yours,

                                /s/ Latham & Watkins